OFFICE LEASE

This LEASE is made and entered into as of the 4th of December, 2000, by and between Miles Ave. Property, Co., LLC., a Rhode island Limited Liability Company, with its principal office at Four-Seven-Four Hope Street, Bristol, Rhode Island 02809 ("Lessor"), and Cytation Corporation, a Rhode Island Corporation with its principal office at Two Fifty One Thames Street, Bristol, Rhode Island 02809 ("Lessee").

ARTICLE 1. GRANT, TERM, RENT, CONDITION AND USE

1.1  Demised Premises. In consideration of the rents, covenants and agreements herein after reserved and contained on the part of Lessee to be observed and performed, Lessor leases to Lessee, and Lessee leases from Lessor, that certain building, located on that certain real property described on the schedule attached hereto (the "Premises").

1.2   Term. The term of this Lease (the "Term") shall be for Two (2) years, commencing on December 15, 2000 (the "Commencement Date"), and ending on midnight December 14, 2002, unless sooner terminated as hereinafter provided.

1.3  Early Occupancy. After the execution of this lease and prior to the Commencement Date of this lease, Lessee may with the permission of Lessor, enter the demised premises to inspect the same, to make such repairs, improvements or alternations thereto as it shall have the right to make and to install therein its fixtures or personal property. In the event of such entry by Lessee prior to the Commencement Date of this lease, all the terms and conditions of this lease shall apply except that Lessee shall not be responsible to pay any base rent or additional rent until the Commencement Date of this lease.

1.4  Rent. Lessee agrees to pay to Lessor, at the office of Lessor in Bristol, Rhode Island, or at such other place designated by Lessor in writing to Lessee, without any prior demand therefor and without deduction or set-off whatsoever, a minimum annual rent (the "Base Rent"), payable in equal monthly installments, in advance, on the first day of each calendar month during the Term of this Lease, as follows: Base Rent. See Attached Exhibit A

1.5  Percentage Rent.
       None

1.6   Site Advertising and Promotions Fee
       None

1.7  Option Terms. Lessee will have the option to extend the Term of this Lease for two (2) additional terms of two (2) years (the "Option Term"). The option term shall commence on the first day immediately following the expiration of the initial two (2) year term. In the event that Lessee elects to exercise such option to extend the term of this lease, Lessee shall give Lessor written notice (the "Notice of Intent") not less than six (6) months before the start of the Option Term of Lessee's intention to renew this Lease. Time shall be of the essence in this regard. If lessee fails to notify lessor of lessee's intent to exercise such option terms, the lessor shall notify lessee of such failure by certified return receipt U.S. Mail. Lessee will then have seven (7) days to notify lessor of intent to renew. Except as otherwise specifically provided in this Lease, all of the covenants, agreements, terms, provisions and conditions in this Lease shall apply during the Option Term, except (i) the right during the Option Term to extend the term of this Lease further. The amount of rent to be paid by Lessee for option term is as listed in attached Exhibit A.

This option to extend as to the Option Term shall terminate automatically and be null and void in the event that:

          (i)  this Lease shall have been terminated; or

          (ii)  Lessee shall be in material default in the performance or observance of any of the covenants, agreements, terms, provisions and conditions contained in this Lease at the time of the Notice of Intent or the Exercise Notice for such Option Term or on the Commencement Date of such Option Term.

Upon commencement of the Option Term, all references in this Lease to the initial term shall be construed as the Option Term.

In any event, not withstanding anything to the contrary herein contained, the rent for the option Term shall not be less than the rent for the final year of the previous term.

1.8  Past Due Rent. If Lessee shall fail to pay within fifteen (15) days after they become due and payable any base rent or additional rent or other charges payable to Lessor under this Lease, Lessee shall pay a late charge equal to twelve (12%) percent per annum with respect to such unpaid amounts, calculated on a daily basis.

1.9  Condition of the Premises. Lessor has made no representations or warranties with respect to the demised premises, except as expressly set forth herein, and Lessee agrees that it has inspected the demised premises and takes the same in their present condition and state of repair unless otherwise provided herein. The taking of possession of the demised premises other than pursuant to Article 1.3 by Lessee shall be conclusive evidence that the demised premises were in satisfactory condition at the time such possession was so taken.

1.10  Use of Premises The demised premises shall be used for the purpose of Office Work Space and related items, and for no other purpose. Lessee shall restrict its use to such purposes, and shall not use or permit the use of the premises for any other purpose without the written consent of Lessor. Such consent will not unreasonably be withheld if Lessee's proposed purpose does not significantly affect other tenants of Thames Street Landing.

In accordance with the Bristol Zoning Board of Review approval for the premises, the following uses for the building in which the demised Unit is located is prohibited: The sale or storage of stoves, refrigerators, heavy appliances, or similar items which may become a projectile during a severe storm or hurricane is prohibited on the demised Unit.

1.11  Quiet Enjoyment. Lessee on paying the base rent and any additional rent herein specified and observing Lessee's agreements hereof shall and may peaceably and quietly have, hold and enjoy the demised premises during the Term of this Lease.

1.12  Parking. Lessor shall provide two (2) reserved parking spaces located in the parking lot at 251 Thames Street ('Main Lot") and two (2) reserved parking spaces in the secondary Thames Street Landing Parking Lot located to the east of Thames Street ("East Lot"). Such reserved parking spaces shall be designated with a sign which includes the hours of reservation and the name of the Lessee. These spaces shall be reserved for the 1essee's use throughout the term of this lease and all Option Terms. These spaces will he reserved Monday through Saturday 7am until 6pm. In the event the middle 2nd floor office is leased by Cytation Corporation, one (1) additional reserved parking space shall be provided in the Main Lot and one (1) reserved parking space in the East Lot shall be deleted. All non-designated parking spaces shall be shared in common by all of the tenants and customers on the premises. Lessee agrees not to unreasonably interfere with the use of non-designated parking facilities by the other tenants within reason. Lessor shall establish, from time to time, rules and regulations for the use of the parking facilities by all of the tenants on the premises which shall be consistent with this Article 1.12. Employees of Lessee shall be allowed to park in the Main Lot.

1.13  Security Deposit. Lessee shall pay the equivalent of one (1) month's rent to Lessor as a security deposit upon signing of this lease. In the event the Lessee chooses not to take possession of the premises on the Commencement Date, , the security deposit of Eighteen Hundred Dollars ($1,800) shall be forfeited and Lessee shall have no further obligations under this Lease. In addition, the cost of all work completed and corresponding expenses related to work completed as outlined in Exhibit A shall be reimbursed within 30 days.

1.14   First Month's Rent. The first month's rent per Exhibit A shall be due on the Commencement Date.

1.15  Flood Disclosure. The Lessor hereby discloses to Lessee that the premises are located on the Bristol Harbor in a high velocity flood zone and that the Lessee shall be required to take certain action during a severe storm or hurricane in order to prevent loss, damage, or injury, to people or property. Lessor shall not be required to give notice to, or inform lessee of severe storm or hurricane weather forecasts. The Lessor reserves the right to establish, from time to time, reasonable rules and regulations in regards to the action Lessee shall be required to take in the event of a severe storm or hurricane.

The demised Unit does not include additional storage space above the flood level in the building or on site in a different building, for the purpose of storing merchandise arid equipment during a severe storm or hurricane.

ARTICLE 2. TAXES

2.1  Lessor's and Lessee's Obligation. Lessor shall pay all base year real estate taxes, assessments and other governmental charges that would become a lien on the demised premises if not paid when due.

2.2  Lessee's Taxes. Lessee shall pay when due all taxes, assessments and other governmental charges levied on the personal property or business of Lessee located on the demised premises. Lessee shall pay to Lessor increases over base year real estate taxes, as follows: Lessee shall pay to Lessor a pro rata share of any increase in real estate taxes above the amount of such taxes levied upon the Thames Street Landing complex of which the premises forms a part for the Tax Base Year (as used in this provision "Tax Base Year" shall be deemed to mean the first tax year following the commencement of the term of this Lease for which the building complex is fully assessed as a completed building complex). Payment shall be made within thirty (30) days after receipt of a written statement from Lessor setting forth the amount of such tax showing in reasonable detail the manner in which it has been computed together with proof that said amount had been paid by Lessor, and also including reasonable proof of the establishment of the Tax Base Year as above defined.

The pro rata share shall mean a fractional portion of said taxes and assessments, the numerator of which shall be the floor area of the premises and the denominator of which shall be the floor area of all the areas of the building complex, whether or not actually occupied and open for business, provided that an equitable adjustment shall be made for buildings which are only partially completed on the date such taxes and assessments become a lien.

Lessor agrees to pay all taxes and assessments over the longest available installment period, and Lessee's obligation hereunder shall be only as to such installments due and payable during the term hereof.

ARTICLE 3. INSURANCE AND INDEMNITY

3.1  Lessees insurance. Lessee shall, during the Term of this Lease, keep in full force and effect, at Lessee's expense, a policy or policies of all risk property insurance insuring the Lessee's personal property to their full replacement cost, and comprehensive general liability with respect to the demised premises in which the limits of comprehensive general liability shall not be less than $1 million ($1,000,000) and in which property damage coverage shall not be less than the full replacement value of Lessee's property at the demised premises. The policy or policies shall name Lessor and Lessee, as insured, as their interests may appear, and shall contain a provisions that the insurer will not cancel or change the insurance without first giving the Lessor twenty (20) days' prior written notice. The insurance coverage required under this Section shall be by insurers satisfactory to Lessor, and a copy of the policy or policies or a certificate of insurance shall be delivered to Lessor.

3.2  Indemnification of Lessor. Lessee shall indemnify and hold harmless Lessor from and against all loss, cost or damage (including reasonable attorneys' fees) sustained or incurred by Lessor on account of: (i) damage to property or injury to persons resulting from any accident or other occurrence on the demised premises (ii) damage to property or injury to persons resulting from activities of Lessee or of Lessee's customers, patrons, invitees, employees or agents on the demised premises, and/or (iii) Lessee's failure to perform or fulfill any term, condition or agreement contained or referred to herein on the part of Lessee to be performed or fulfilled.

3.3  Lessor's Insurance. Lessor shall, during the term of this lease, keep in full force and effect, at lessor's expense, a policy or policies of property insurance and flood insurance for the demised premises. The policy or policies shall contain a provision that the insurer will not cancel or change the insurance without first giving the Lessee twenty (20) days prior written notice.

ARTICLE 4. UTILITIES

It is hereby further mutually understood and agreed that during the term of this Lease or its renewal or renewals, if any, either the Lessor will pay the following utilities or Lessee as indicated below:

Water Paid By:  Lessee
Electricity Paid By:  Lessee
Natural gas Paid By:  Lessee
Heat (Gas - Above) Paid By:  Lessee
Sewer Paid By:  Lessor
Trash Removal Provided By:  Lessor
Dumpster Location Provided By:  Lessor

ARTICLE 5. MAINTENANCE AND USE OF PREMISES BY LESSEE

5.1  Lessee's Maintenance. Lessee will keep the interior and area around the demised premises neat and clean and will maintain the demised premises in as good order, condition and repair as the same are in at the commencement of the Term, or may be put in during the continuance thereof, including, without limitation, replacement of all glass in doors and windows, replacement of light bulbs, keeping in good order or proper repair, lighting fixtures, interior walls, floors, ceilings and all fixtures, piping, equipment and apparatus of every kind, nature and description, reasonable use and wear thereof, and damage by fire or other casualty only excepted. Lessee shall not permit or commit any damage or waste in the demised premises. Unit Lessee is responsible for area around building (i.e. paper, trash), created by lessee.

5.2  Lessor's Maintenance. Lessor will provide site maintenance, snow removal and common area lighting for Thames Street Landing. Lessor will keep the exterior of the demised building, premise parking lot, and all common areas of premise (including boardwalk and docks) neat and clean and in as good order, condition and repair as the same are in at the commencement of the Term. Lessor shall maintain the building envelope at Lessor's cost and expense.

5.3   Site Maintenance Fee Lessee will pay to Lessor a yearly site maintenance fee of 7% of the yearly rent to cover lessee's portion of site maintenance such as trash removal, snow removal, general upkeep and repair of all common areas including site walkways, boardwalk, restrooms, site lighting and security. The yearly Site Maintenance Fee shall be waived for the first year of the lease.

5.4  Conformance to Law and Offensive or Unlawful Use. Lessee shall not injure or deface any portion of the demised premises nor cause or permit any waste thereof, or permit on the demised premises any nuisance or the emission therefrom of any objectionable noise, rubbish, debris or odor, nor permit any use of such demised premises, nor take nor permit to be taken any action whatsoever, whether physical or otherwise, with respect to the leasehold hereby created, which is improper, offensive, harmful, contrary to any regulation of any public authority, or contrary to any federal, state or municipal permit, ordinance, statute, regulation or law, or which invalidates, causes the cancellation of or causes an increase in the cost of any insurance on the demised premises beyond the cost of insuring the demised premises on any contents of such demised premises or on any use of such leased premises beyond the hazard and risk usually incident to its purpose, or in any way makes the demised premises unsafe, unsightly, or less suitable for use as an office, or detracts from their tenantability. Lessee shall procure and maintain in full force and effect during the term of this Lease any licenses or permits required by any use of the demised premises or for any equipment, material or items, of whatever nature, located, consumed and/or sold thereon. Lessee shall, at all times, comply with all applicable federal, state and municipal statutes, ordinances, regulations, permits and laws regulating use of the demised premises and the operation of its business thereon. Lessee will save Lessor harmless and indemnified from and against any and all penalties or damages charged to or imposed upon Lessor for violation by Lessee of such federal, state or municipal statutes, ordinances, regulations, permits or laws.

Lessee hereby acknowledges that the demised premise is part of a mixed-use development (the "Thames Street Landing") of apartments, retail shops, offices, restaurants and an Inn. Thames Street Landing by its public nature and going concerns will experience vehicle traffic and related activity. This activity is not grounds for breaking this lease.

5.5 Lessee's Property and Signs. Lessee shall have the right, as limited below, to install in the demised premises, equipment reasonably necessary for carrying on Lessee's business. All such property shall be deemed to remain movable property and may be removed by Lessee at any time, and, at the option of Lessor, shall be removed by Lessee at the termination of this Lease.

Lessee shall not place any signs on the premises without obtaining prior written consent of the Lessor, such consent will not be unreasonably withheld. Lessee hereby acknowledges that the demised premises is located in the Bristol Historic District and any proposed sign, both size and location, must not only be approved by the lessor, but also by the Bristol Historic District Commission. It is the Lessee's responsibility to apply to the Bristol Historic District Commission for sign approvals. Lessee's signage must conform to rules of the Bristol Historic District Commission. Lessor will support Lessee in Bristol Historic District Commission meetings regarding signage approval, providing Lessee's signage requests conform to Bristol Historic District Commission guidelines. Lessor shall provide lessee with the names of two lessor-approved professional sign makers. Lessee shall engage the services of one of these approved sign makers to make lessee's sign. Signs shall follow a style guide for signage Thames Street Landing.

5.6  Lessee's improvements. (a) Lessee shall effect no leasehold improvements (which term as used in this Lease shall be deemed to mean improvements in any form, accepting approved Newport Collaborative building plans, including alterations, additions and constructions), without Lessee first obtaining the consent of Lessor in writing thereto. Such alterations shall be made (without limitation to Lessor's right otherwise to condition its consent) in accordance with and subject to the following conditions:

          (i)  No change or alterations shall be undertaken until Lessee shall have procured and paid for, so far as the same may be required from time to time, all permits and authorizations of all municipal and governmental departments, agencies or divisions having jurisdiction thereof;

          (ii)  No structural change or alteration shall be made unless conducted under the supervision of an architect and/or professional engineer and approved in writing by Lessor.

          (iii)  No change or alteration shall when completed be of such a character as to reduce the value of the demised premises below the value thereof immediately before such change or alteration;

          (iv)  Any change or alteration shall be made promptly and in a good workmanlike manner and in compliance with all applicable permits and authorizations and building and zoning laws and with all other laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards, and officers, any national or local board of fire underwriters or any other body hereafter exercising functions similar to those of any of the foregoing;

          (v)  The cost of any such change or alteration shall be paid in cash or its equivalent or in accordance with the terms of any contract for such change or alteration so that the demised premises and the Property shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the demised premises. Lessee shall not permit any such liens or other encumbrances to stand against the demised premises, and the Property but shall proceed immediately to remove the same, provided, however, that Lessee shall have the right to contest the validity or amount of any such claim.

     (b) Leasehold improvements that are permanent fixtures under applicable law may not be removed at the expiration or earlier termination of the terms of this Lease.

5.7   Removal Upon Termination: Condition of Premises. At the expiration or earlier termination of this Lease, Lessee shall remove Lessee's goods and effects together with all property which Lessee is required to remove under the terms of this Lease and peaceably yield up the demised premises and all leasehold improvements clean and in as good order, repair and condition as the same were at Lessee's commencement of occupancy of the demised premises or had been put in thereafter, damage by fire, unavoidable casualty and reasonable wear and tear excepted. Lessee authorizes Lessor to store in any public warehouse or elsewhere in the name and at the risk and expense of Lessee any goods, effects or property not removed pursuant to the provision of this Section, or to sell at public or private sale any or all of the goods, effects or property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder or to destroy such goods, effects or property; provided, however, (i) that Lessor shall give Lessee five (5) days' prior written notice of its intent to remove and store any or all goods, effects or property pursuant to this Section, and (ii) that Lessor shall give Lessee five (5) days' prior notice of its intent to sell or destroy any or all goods, effects or property pursuant to (i) above. The notices required by clause (i) or (ii) may be given prior to the expiration or earlier termination of this Lease. Lessee may remove the goods, effects or property which are the subject of the above notices within the time specified after such notice. None of the above is intended to be in conflict with the General Laws of the State of Rhode Island.

5.8  Damage to Lessee's Property. All merchandise, furniture and property of any kind, nature and description, belonging to Lessee or any person claiming by, through or under it, which may be in, on or about the demised premises during the term of this Lease, or any renewal term thereof, is to be at the sole risk and hazard of Lessee, and if the whole or any part thereof shall be destroyed or damaged by fire, explosion, water, steam, smoke, electricity, gas, rain, ice, snow, sewer overflow, falling plaster or otherwise, or by the leakage of bursting of water pipes, sprinkler pipes, steam pipes, sewer pipes, roofs or roof drains, or in any other way or manner, no part of such loss or damage is to be charged to or to be borne by Lessor in any case whatsoever unless such damage results from the negligence or lack of maintenance of Lessor, or its employees or agents.

5.9    Pest Control. Lessee shall make a good faith effort to keep the demised premises free from all vermin, rodents, pests and other infestation. To that end, Lessee agrees, at Lessee's expense, to engage the services of an exterminator to treat the demised premises at sufficiently frequent regular intervals necessary to keep the demised premises free from such infestation. Lessor shall, at Lessor expense, engage the service of an exterminator to treat all common areas (between buildings, boardwalks and docks) in a good faith attempt to keep the premises free of pests.

5.10  Misuse of Fixtures. Lessee will make good any damage caused by misuse of the water fixtures, plumbing, wiring or of any equipment contained in the demised premises.

5.11  Sidewalks and Rubbish. Lessee shall not place, maintain or permit any obstruction upon the sidewalk in front of the demised premises. Lessor shall make a reasonable effort to keep the sidewalks of the demised premises free of snow, ice, leaves, rubbish and debris and otherwise care for the same in every manner required by law and save Lessee harmless on account of any loss, cost or damage arising from their failure to do so.

ARTICLE 6. LESSOR'S ACCESS TO THE LEASE PREMISES

Lessee agrees to allow Lessor, its employees, contractors, and agents at all reasonable times and without unreasonably interfering with Lessee's business, to enter the demised premises in order to: (a) make repairs and alterations if Lessor shall so elect to do to the demised premises; (b) view the demised premises and to show the same to prospective purchasers; and (c) show the demised premises to prospective lessees during the last six months of the Term or any Option Term, with reasonable notice to Lessee.

ARTICLE 7. ASSIGNMENT AND SUBLETTING

Lessee will not assign its interest in this Lease or in the demised premises, or sublease all or any part of the demised premises, or allow any other person, firm or corporation (except Lessee's authorized representatives) to occupy or use all or any part of the demised premises, without first obtaining Lessor's written consent. Such consent will not be unreasonably withheld or delayed.

ARTICLE 8. CONDEMNATION AND DESTRUCTION

8.1  Condemnation. If during the Term of this Lease, twenty (20%) percent or more of the demised premises shall be taken by any public or other authority by the exercise of any power of eminent domain or condemnation, then this Lease shall terminate at the election of Lessee. In the event that such taking is not sufficient to entitle lessee to terminate, a just proportion of the rent according to the extent of the demised area taken shall be abated for the remainder of the Term or any extension hereof.

8.2  Destruction. (a) In the event that any substantial damage occurs to the demised premises during the Term of this Lease, then this Lease may be terminated in the sole election of Lessee by Lessee giving within sixty (60) days of the occurrence of such damage notice in writing to Lessor to terminate and vacate ninety (90) days after the giving of such notice. If such notice to terminate is not given by Lessee, Lessor shall forthwith replace, restore or rebuild the destroyed portions thereof to substantially the same condition as existing immediately prior to such destruction, and if such restoration cannot reasonably by completed within ninety (90) days of the event of such damage, except for matters beyond the control of Lessor, Lessee shall be entitled to terminate this Lease. The design and location of such replacement, restoration or rebuilding shall be selected by Lessor after consultation with Lessee, and, so far as Lessor shall deem practicable, in compliance with Lessee's wishes. It is understood that in no event shall any obligation of Lessor to replace, restore or rebuild exceed in amount the sum of the insurance proceeds received by it. Lessor shall carry replacement cost coverage on the premises and Lessor's improvements. Lessor's obligation with respect to replacement, restoration and rebuilding shall not include any property, which Lessee was entitled to remove pursuant to Article 5 hereof.

     (b) In any event of destruction by fire or other casualty with respect to which Lessor is entitled to receive compensation by insurance or otherwise, a just proportion of the rent according to the extent of the floor space rendered wholly untenantable and unfit for occupancy or business operations shall be abated unless and until such space shall have been restored to a tenantable condition.

     (c) Lessor reserves all rights to insurance proceeds or other compensation payable by reason of such destruction, and by way of confirmation Lessee hereby grants Lessor all Lessee's rights to such proceeds and other compensation and covenants to execute and deliver such further instruments of assignment thereof as Lessor from time to time may request. All property installed on the demised premises by Lessee pursuant to the provisions of Article 5 hereof and all removable property of any nature whatsoever at any time located on the demised premises shall be at Lessee's sole risk and hazard; provided, however, that Lessee is entitled to obtain its own insurance on such property.

ARTICLE 9. YIELDING UP THE PREMISES

At the expiration of this Term or any Option Term or any other termination of this Lease, Lessee will (a) remove its goods and effects, and those of all persons claiming under Lessee; (b) peaceably yield up to Lessor the demised premises, the personal property and all erections and additions made to the same, including without limitation lighting fixtures, transformers, plumbing, heating, air conditioning and electrical equipment, partitions and other constructions of a permanent character, now on the demised premises or which were added by Lessor or Lessee, but excluding any inventories of Lessee; provided however, Lessor, at its election, may require Lessee to remove any such equipment or property installed by Lessee and in such event, Lessee agrees, at its cost and expense, to remove such equipment or property and to repair any and all damage to the demised premises caused by such removal; and (c) leave the premises broom clean and in good repair, order, and condition in all respects, ordinary wear and tear, damage by fire or other casualty as excepted.

ARTICLE 10. HOLDOVER LESSEE

Should Lessee continue to occupy the demised premises after the expiration of the Term hereof or of any renewal or extension hereof, Lessee shall, in the absence of a written agreement between the parties, be deemed a lessee from month to month upon all of the terms and conditions of this Lease which are not inconsistent with such tenancy, except that the rentals shall be one hundred fifty (150%) percent of what they were at the expiration of the Term.

ARTICLE 11. LESSEE'S DEFAULT AND LESSOR'S REMEDIES

If, in any of the following instances: (a) Lessee shall fail to pay an installment of the rent or additional rent within fifteen (15) days subsequent to the time above specified (and it shall not be required that any demand be made for the same); or (b) Lessee shall neglect or fail to perform and observe any of the other covenants contained in this Lease on Lessee's part to be performed and observed within fifteen (15) days of receipt of written notice of such default; or (c) Lessee shall be declared bankrupt or insolvent according to law; or (d) if a voluntary or involuntary petition shall be filed for the reorganization or bankruptcy of Lessee under any provision of the Bankruptcy Code now or hereafter enacted; or (e) a receiver of Lessee shall be appointed and not removed within thirty (30) days; (f) the demised premises shall be deserted or vacant without Lessor's consent for more than thirty (30) consecutive days; (g) Lessee shall not, during the continuance of this lease or any extension or renewal hereof, suffer said demised premises or liquor license to be attached or levied upon in any legal proceedings whatsoever; then and in any of such cases, notwithstanding any license or waiver of any former breach of covenant or consent in a former instance, Lessor or its duly authorized agent may, thereupon, or at any time thereafter while such default, neglect or condition continues, notify Lessee of such default. Upon such notice, this Lease shall terminate, and Lessor may enter upon the demised premises and repossess the same and may expel Lessee and those claiming through or wider Lessee and remove their effects without being deemed guilty of any manner of trespass or tort, and without prejudice to any remedies which might be used for arrears of rent or breach of covenant. In addition, the Lessor shall have the right to accelerate the rent herein. The General Laws of the State of Rhode Island governing Lessor and Lessee rights will apply.

In the event of such termination, Lessee will indemnify Lessor against all loss of base and additional rent and other payments which it may incur during the residue of the Term or such renewal term, if applicable; Lessor shall have an obligation to mitigate its damages by advertising the premises for rent at its then current fair and reasonable rental value and by otherwise actively seeking to find a tenant for the premises.

At the time of the termination under this Article 11 or at any time thereafter, Lessor may rent the demised premises, and for a term which may expire after the expiration of the Term, or such renewal term of this Lease if applicable, without releasing Lessee from any liability whatsoever, and Lessee shall be liable for any expenses incurred by Lessor in connection with obtaining possession of the demised premises, with removing from the demised premises property of Lessee and persons claiming under it (including warehouse charges), with putting the demised premises into good condition for reletting, and with any reletting, including, but without limitation, reasonable attorneys' fees and brokers' fees, and any monies collected from any reletting shall be applied first to the foregoing expenses and then to the payment of rent and all other payments due from Lessee to Lessor. Any rent received by Lessor shall be deducted from Lessee's liability hereunder.

ARTICLE 12. MISCELLANEOUS

12.1 Sales Reports.      N.A.

12.2  Subordination. The rights and interest of Lessee under this Lease shall be subject and subordinate to any mortgages that may be placed upon the demised premises, if the mortgagee shall elect, by written notice delivered to Lessee, to subject and subordinate the rights and interest of Lessee under this Lease to the lien of its mortgage provided such mortgagee shall agree to recognize this Lease and not to disturb the possession of Lessee hereunder in the event of foreclosure if Lessee is not in default. In the event of such election, and upon notification by such mortgagee to Lessee to that effect, the rights and interest of Lessee under this Lease shall be deemed to be subordinate to the lien of the mortgage, whether this Lease is dated prior to or subsequent to the date of the mortgage. Lessee shall execute and deliver whatever instruments may be required for such purposes.

12.3  No Broker. Lessor and Lessee represents to each other that neither has engaged any broker or entered into any agreement for the payment of commission, finder's fee, or similar charge to any person, firm, or corporation in connection with the transactions provided for in this Lease. Each of the parties hereto covenants and agrees to indemnify and hold the other harmless from and against all loss, damage, and expense arising out of or connected with any and all claims for brokerage commissions, finder's fees, and claims of a similar nature on account of the Lease provided for herein.

12.4 No Waiver. The failure of Lessor and Lessee to insist in any one or more instances upon the performances of the covenants or terms of this Lease shall not be construed as waiver or relinquishment in the future of the covenants or terms, but the same shall continue and remain in full force and effect.

12.5  Successors and Assigns. The expression "Lessor" and the expression "'Lessee" wherever used in this Lease shall be construed as including and referring to their respective heirs, legal representatives, successors and assigns, including by merger, sale of assets, sale of stock or otherwise, wherever such construction is required or permitted by the provisions of this Lease and the covenants, agreements, conditions, rights, powers and privileges in this Lease contained or applicable to the respective parties hereunder shall extend to and be binding upon their respective parties hereunder shall extend to and be binding upon their respective successors and assigns.

12.6  Applicable Law. This Lease shall be governed by, construed, and enforced in accordance with the laws of the State of Rhode Island. If any clause herein contained shall be declared void as in violation of any law or statute or decision, the same shall be deemed stricken, the remainder of the Lease to be in full force and effect.

12.7  Notices. Any notices that either party hereto may be required to give hereunder to the other party shall be delivered by hand delivering or by depositing the same in the United Sates mail, registered or certified, postage prepaid, addressed to Lessor at 474 Hope Street, Bristol, Rhode Island 02809 and to Lessee at 251 Thames Street, Bristol, Rhode Island 02809; provided either party may in writing, delivered in accordance with these provisions to the other party, fix some other address to which such written notice may be delivered.

12.8  Recording. Lessee agrees not to record the within Lease, but may execute a short form lease in recordable form. In no event shall such document set forth the rental or other charges payable by Lessee under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

12.9  Independent Covenants. Each and every one of the covenants and agreements contained in this Lease shall be for all purposes construed to be separated and independent covenants and the waiver of the breach of any covenant contained herein by Lessor shall in no wise or manner discharge or relieve Lessee from Lessee's obligation to perform each and every one of the covenants contained herein.

12.10  Headings. The headings or captions of Articles, sections, paragraphs and subparagraphs herein are inserted merely for convenience, are not a part of this agreement, and shall not be construed to add to, modify or limit the Articles, sections, paragraphs and subparagraphs which they describe.

12.11  Entire Agreement. This document contains the entire agreement of the parties hereto and supersedes any other agreement of the parties whether written or oral. Amendments to this agreement shall be in writing.

ARTICLE 13. ADDITIONAL PROVISIONS

          1. See attached Exhibit A

          2. See attached Exhibit B

          3. See attached Schedule 1

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease on the date first above set forth.

Signed and Sealed in the presence of:                        Miles Avenue Property Co., LLC

____________________________                        By:/s/ Lloyd B. Adams
                                                                                    Lloyd B. Adams, Manager
                                                                                    Lessor

____________________________                        By:/s/ Kevin J. High
                                                                                    Kevin J. High, Director
                                                                                    Lessee

STATE OF RHODE ISLAND
COUNTY OF BRISTOL

In the Town of Bristol on the ______ day of December, 2000 before me personally appeared Lloyd B. Adams, Manager of Miles Ave. Property Co., LLC, to me known and known by me to be the party executing the foregoing instrument for and on behalf of Miles Ave. Property Co., LLC, and be acknowledged said instrument, by him executed, to be his free act and deed, in his said capacity, and the free act and deed of said Miles Ave. Property Co., LLC.

Notary Public

STATE OF RHODE ISLAND
COUNTY OF NEWPORT

In Middletown on the 4th day of December 2000, before me personally appeared Kevin J. High, of Cytation Corporation, to me known and known by me to be the party executing the foregoing instrument and be acknowledged said instrument by him executed in his said capacity to be his free act and deed in his said capacity and the free act and deed of said corporation.

Notary Public

EXHIBIT A

1.  Base Rent Lessee shall pay to Lessor the following rent for the demised premises located in the Arch Building at 251 Thames Street 2nd Floor Office Space, Suites 1 and 3, as set forth in Article 1.4 of this lease. The rent for these two spaces shall be:

Year	Rental Rate	7% Maintenance	Total	Monthly Payment
1	$21,600	Waived	$21,600	$1,800
2	$21,600	1,588	$23,188	$1,900

Year	Rental Rate	7% Maintenance	Total	Monthly Payment
1	$21,600	Waived	$21,600	$1,800
2	$21,600	1,588	$23,188	$1,900

2. Lessor shall complete the air conditioning ductwork in both suites. Lessor shall pay for the ductwork.

3. Lessor shall create 2 partition walls with 1 door each wall per Lessee's specifications. One wall will be located in Suite 1 and the other in Suite 3. Lessor shall also install coaxial and CatS wiring between Suites I and 3. Lessee shall pay for the labor and materials for this work. Lessee shall be entitled to review estimates for this working advance of construction.

4. Lessee will have the Rights of First Refusal if or when the middle office space on the

2T~d floor becomes available on the same terms and conditions set forth in this lease. The

Year

I

2

cLi~~'

rent rate for this middle office space will match the "per square foot rate" calculation method of office suites 1 and 3 at the time the middle office lease is signed by Cytation Corporation.

5. Facility Wide Events. Lessor reserves the right to hold facility wide,

special events including, but not limited to the area of the events deck.

EXHIBIT B

1. BENEFITS OF ENTERPRISE ZONE: The Lessee may find that there are substantial financial benefits to Lessee because of the fact that the premises are located in an Enterprise Zone. The Lessee, at its sole cost and expense, is responsible for obtaining the benefits, if any, under the Enterprise Zone,

Miles Ave. Property Co., LLC

SCHEDULE I

a. "Premises"